Exhibit 99.1
April 8, 2020

Dear Shareholder,
As concerns about COVID-19 continue to impact the world economy, we wanted to let you know the measures our teams at Hines and Main Street Capital Corporation (“Main Street”) are taking to operate and safeguard your investment in HMS Income Fund (“HMS”) throughout this developing situation.
Main Street, the parent company of our sub-adviser and one of the top performing publicly traded business development companies, has dealt with numerous market corrections over the last 20 years. Similarly, at Hines, dating back to our founding in 1957, we have seen our share of tumultuous markets. Calling on our 80+ years of combined experience, over the past weeks both Hines and Main Street have implemented their respective business continuity plans and have been working remotely without experiencing any significant issues regarding our ability to conduct business.
HMS PORTFOLIO
Since its inception, HMS has focused on investing in and lending to a diversified portfolio of small and mid-size companies (having revenue of $10 million to $150 million and $150 million to $3 billion, respectively) throughout the United States. As a risk mitigating strategy, the portfolio is well diversified by both geography and industry. To that point, we had approximately $1 billion of investments in 124 companies with no more than 3% of such investments at fair value to any one company, and no more than 8.2% at fair value to any one industry as of December 31, 2019.
Additionally, we invest primarily in the first lien position, in other words at the top of the capital stack, and approximately 80% of our investment portfolio at fair value as of December 31, 2019 consisted of first lien debt investments. We believe that this investment focus has allowed HMS to provide a consistent distribution to its investors since inception. HMS has maintained a $0.175 quarterly distribution consistently over 31 quarters which represents an annual distribution rate of 7.00% - 8.24% depending on investment timing.1
As HMS invests and lends to primarily small and midsize US companies, we face some clear challenges ahead due to the potential effects of the COVID-19 pandemic on such businesses. One of those challenges has been a steep decline in leveraged loan market values2, which affects the value of many of the loans we hold. Accordingly, we recently decreased our monthly distribution reinvestment plan (“DRP”) price from $7.80 to $6.65 for the April 1, 2020 distribution. The DRP price change was determined by a committee of the HMS Board of Directors (“Board”) and was based on the best estimates of the underlying change in the Company’s net asset value utilizing information available as of the date of determination and which was indictive of the valuation changes we have seen in the current market. While there may be volatility ahead, we believe companies that weather this storm will see loan values stabilize as the broader financial markets recover. Future valuations are inherently uncertain, especially given current impacts to the global financial markets resulting from COVID-19.

Over the last several weeks, Main Street has focused its portfolio investment team’s efforts on proactively engaging with our portfolio companies. More specifically, its efforts are focused on collaborating with the management teams of HMS’s lower middle market portfolio companies to assess and evaluate the steps each portfolio company can take in response to the impacts of COVID-19, including offering insights and assistance to these companies as they navigate this environment and analyze the numerous government programs which are now available. We believe federal stimulus programs related to COVID-19 may be available to assist certain of our portfolio companies in these difficult times. Maintaining liquidity to preserve capital and assist these companies is paramount at this time, and as a result, our Board has announced a temporary suspension of our share repurchase program commencing with the second quarter of 2020. The Board will reevaluate such temporary suspension for future quarters based on circumstances and expectations at the time of consideration.
Going forward, Hines and Main Street are both focused on navigating HMS through this challenging health and economic crisis. While uncertain times lie ahead, we will work hard to manage our portfolio investments and protect your investment through such time as the economy recovers and beyond. We appreciate your continued confidence in Hines and Main Street and hope that you and yours stay healthy and safe.

Sincerely,

Sherri W. Schugart                    Janice E. Walker
Chairman of the Board and CEO,                President,
HMS Income Fund, Inc.                    HMS Income Fund, Inc.

1Annual distribution rate calculated based on $0.70 per share annual distribution over gross offering prices ranging between $8.50 and $10.00 per share.
2S&P/LSTA Leverage Loan Price Index declined 14.3% in the first quarter of 2020.

Forward-Looking Statements
Certain statements in this letter, including intentions, beliefs, expectations or projections, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the "Risk Factors" section of HMS’s Annual Report on Form 10-K for the year ended December 31, 2019 and quarterly reports filed on Form 10-Q filed with the Securities and Exchange Commission. All forward-looking statements contained in this letter are made only as of the date of this letter and HMS undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.